Registration No. 33-43001
Registration No. 333-27613
Registration No. 333-31379
Registration No. 333-95725
Registration No. 333-31464
Registration No. 333-61002
Registration No.333-125062
Registration No. 333-182241
Filed February 10, 2015
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ESB Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania 25-1659846
(State or Other Jurisdiction of Incorporation or Organization) (I.R.S. Employer Identification No.)

600 Lawrence Avenue, Ellwood City, Pennsylvania 16117
(Address of Principal Executive Offices) (Zip Code)
ESB Financial Corporation
1992 Stock Incentive Plan, 1994 Stock Option Plan, 1997 Stock Option Plan,
Retirement Savings Plan, 2001 Stock Option Plan, 2005 Stock Incentive Plan,
2012 Stock Incentive Plan and Options assumed under the Troy Hill Bancorp, Inc.
1994 Stock Option Plan and the SHS Bancorp, Inc. 1998 Stock Option Plan

(Full Title of the Plans)
Charlotte A. Zuschlag President and Chief Executive Officer ESB Financial Corporation 271 Main Street Ellwood City, Pennsylvania 19438 (724) 758-5584	Copies to: Kenneth B. Tabach, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500
(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[X]
Non-accelerated filer	[ ]	Smaller reporting company	[ ]
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the "Amendment") relates to the following Registration Statements on Form S-8 of ESB Financial Corporation (the "Company") (collectively, the "Registration Statements"):

•	Registration Statement No. 33-43001 registering 195,000 shares of common stock of the Company under the Company's 1992 Stock Incentive Plan;

•	Registration Statement No. 333-27613 registering 104,216 shares of common stock of the Company for options assumed under the Troy Hill Bancorp, Inc. 1994 Stock Option Plan;

•	Registration Statement No. 333-31379 registering 195,000 shares of common stock of the Company under the Company's 1997 Stock Option Plan;

•	Registration Statement No. 333-95725 registering 40,000 shares of common stock of the Company under the Company's Retirement Savings;

•	Registration Statement No. 333-31464 registering 43,030 shares of common stock of the Company for options assumed under the SHS Bancorp, Inc. 1998 Stock Option Plan

•	Registration Statement No. 333-61002 registering 297,000 shares of common stock of the Company under the Company's 2001 Stock Option Plan;

•	Registration Statement No. 333-125062 registering 650,000 shares of common stock of the Company under the Company's 2005 Stock Incentive Plan; and

•	Registration Statement No. 333-182241 registering 875,000 shares of common stock of the Company under the Company's 2012 Stock Incentive Plan.

Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 29, 2014, by and between Wesbanco, Inc. ("WesBanco"), WesBanco Bank, Inc., the Company and ESB Bank, the Company is being merged with and into WesBanco, effective as of the close of business on February 10, 2015 (the "Merger").  Upon consummation of the Merger, each outstanding share of common stock of the Company  (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into and exchangeable for the right to receive the merger consideration of $1.76 in cash and 0.502 of a share of common stock, par value $2.0833 per share, of WesBanco.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company's securities pursuant to any registration statement.  In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Ellwood City, Commonwealth of Pennsylvania, on this 10th day of February 2015.

ESB FINANCIAL CORPORATION

By:	/s/ Charlotte A. Zuschlag
Charlotte A. Zuschlag
President and Chief Executive Officer